Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Nordson Corporation and Edward P. Campbell dated November 18, 1998 is entered into as of December 10, 2008 by and between Nordson Corporation, an Ohio corporation (“Nordson”), and Edward P. Campbell (“Employee”).

Whereas, Employee and Nordson entered into an Employment Agreement (the “Agreement”) dated November 18, 1998 which Agreement was approved by the Nordson Corporation Compensation Committee;

Whereas, Nordson has concluded that the Agreement is a deferred compensation arrangement and as such is subject to Internal Revenue Code Section 409A and the rules promulgated thereunder; and

Whereas, Compensation Committee has instructed that the Agreement be amended to comply with Section 409A and that any provisions of the Agreement requiring Employee to mitigate the amount of any payment or benefits provided for in the Agreement be rendered null and void.

Therefore, the Agreement is hereby amended in accordance with the Compensation Committee instructions as follows:

Article 12, Severance Compensation. Subitem 12(b) addressing Employee’s duty to mitigate the amount of any payment or benefits provided for in the Agreement is hereby deleted and any references to or operation of Subitem 12(b) in the Agreement is hereby rendered null and void.

Exhibit A, Tax Provision – 280G Gross-Up, Compliance with Section 409A, and 409A Gross-Up and Exhibit B, Compensation and Employment Benefit Plans. The attached Exhibits A and B are hereby incorporated in their entirety into this Amended Agreement, with attached Exhibit B superseding Exhibit B of the Agreement.

All other terms and provisions of the Employment Agreement (Exhibit C) shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

Nordson Corporation

By: _______________________________		Title:	Vice President, General Counsel & Secretary
Employee:	—
Edward P. Campbell

EXHIBIT A:

Tax Provision – 280G Gross-Up, Compliance with Section 409A, and 409A Gross-Up

A. Gross-Up of Payments Deemed to be Excess Parachute Payments.

A.1 Acknowledgement; Determination by Accounting Firm. Nordson and Employee acknowledge that, following a change in ownership or control (as that term is defined in the Treasury Regulations published under Section 280G of the Internal Revenue Code), one or more payments or distributions to be made by Nordson or an affiliated entity to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Amended Agreement to which this Exhibit A is attached, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by Nordson or any affiliated entity for Federal income tax purposes and with respect to which Employee will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code. If a change in ownership or control occurs, either Employee or Nordson may direct the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, will make all determinations required to be made under this Section A, to determine whether any Payment will be an excess parachute payment and to communicate its determination, together with detailed supporting calculations, to Nordson and to Employee within 30 days after its receipt of the direction from Employee or Nordson, as the case may be. Nordson and Employee will cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations.

A.2 Gross-Up Payments. If the Accounting Firm determines that any payment gives rise, directly or indirectly, to liability on the part of Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Nordson will make additional cash payments (each, a “Gross-Up Payment”) to Employee, from time to time in such amounts as are necessary to put Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. Nordson’s obligation to make Gross-Up Payments under this Section A is not contingent on termination of Employee’s employment with Nordson. Nordson will make each Gross-Up Payment to Employee within 30 days of the time that the related Payment constituting an excess parachute payment is paid or provided to Employee.

A.3 Further Gross-Up Payments as Determined by the IRS. If the Internal Revenue Service determines that any payment gives rise, directly or indirectly, to liability on the part of Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Nordson will make further Goss-Up Payments to Employee in cash and in such amounts as are necessary to put Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Employee would have been in after payment of all federal, state, and local income taxes if the payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. Nordson will make any additional Gross-Up Payments required by this Section A.3 not later than the due date of any payment indicated by the Internal Revenue Service with respect to the underlying matters to which the additional Gross-Up Payment relates.

A.4 Contest of IRS Determination by Nordson. If Nordson desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Employee will, upon receipt from Nordson of an unconditional written undertaking to indemnify and hold Employee harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Nordson in that contest at Nordson’s sole expense. Nothing in this Section A will require Employee to incur any expense other than expenses with respect to which Nordson has paid to Employee sufficient sums so that after the payment of the expense by Employee and taking into account the payment by Nordson with respect to that expense and any and all taxes that may be imposed upon Employee as a result of Employee’s receipt of that payment, the net effect is no cost to Employee. Nothing in this Section A will require Employee to extend the statute of limitations with respect to any item or issue in Employee’s tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Employee receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Employee will promptly pay to Nordson such amount as will leave Employee, net of the repayment and all tax effects, in the same position, after all taxes and interest, that Employee would have been in if the refunded excise tax had never been paid. To assure compliance with Section 409A, Nordson will make payments to Employee with respect to expenses as contemplated in this Section A.4 subject to and as provided in Sections B.1 and B.2.

A.5 Accounting Firm Fees and Expenses. Nordson will bear and pay all fees and expenses of the Accounting Firm for services performed pursuant to this Section A that are incurred at any time from the Effective Date through the tenth anniversary of Employee’s death (“Applicable Fees and Expenses”). To assure compliance with Section 409A, Nordson will pay any Applicable Fees and Expenses subject to and as provided in Sections B.1 and B.2.

B. Compliance with Section 409A and 409A Gross Up.

B.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Employee is a “specified employee” for purposes of Section 409A, as determined under Nordson’s policy for determining specified employees on the Employee’s termination date, each payment, benefit, or reimbursement paid or provided under this Amended Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date that is exactly six months after the Employee’s termination date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) through the date that is exactly six months after the Employee’s termination date and will be paid or provided to Employee during the period of 30 consecutive days that starts exactly six months and one day after the Employee’s termination date, except that if Employee dies before the end of six months after the Employee’s termination date, the payments, benefits, or reimbursements will be accumulated only through the date of his death and will be paid or provided not later than 30 days after the date of death.

B.2 Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits provided under any section of this Amended Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under any section of this Amended Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid within 30 days following Employee’s written request for reimbursement; provided that Employee provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that Nordson can make the reimbursement within the time periods required by Section 409A; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

B.3 Compliance Generally. Nordson and Employee intend that the payments and benefits provided under the Amended Agreement to which this Exhibit A is attached will either be exempt from the application of, or comply with, the requirements of Section 409A. The Amended Agreement is to be construed, administered, and governed in a manner that effects that intent and Nordson will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Amended Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Employee.

B.4 Section 409A Gross-Up. If, notwithstanding the efforts of the parties to comply with Section 409A, Employee is subject to any excise tax under Section 409A, Nordson will make additional payments (“409A Gross-Up Payments”) to Employee so that after taking into account any such additional tax and any related interest and/or penalties and the 409A Gross-Up Payments, Employee will be in the same position as if no excise tax under Section 409A and no related interest or penalties had been imposed upon Employee pursuant to Section 409A. The Accounting Firm will have the same general duties with respect to the determination of the amount of any Section 409A Gross-Up Payments as it has with respect to the determination of Gross-Up Payments with respect to Section 4999 under Section A above and the parties will follow procedures in connection with the determination and payment of any Section 409A Gross-Up Payments that are similar to those specified in Section A above in connection with the determination and payment of any Gross-Up Payments with respect to Section 4999.

B.4 Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with Nordson within the meaning of Section 409A. Employee and Nordson will take all steps necessary (including taking into account this Section B.4 when considering any further agreement regarding provision of services by Employee to Nordson after the Employee’s termination date) to ensure that (a) any termination of employment under this Amended Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Employee’s termination date is the date on which Employee experiences a “separation from service” within the meaning of Section 409A.

C. Definitions.

C.1 Accounting Firm.  The term “Accounting Firm” means the independent auditors of Nordson for the fiscal year immediately preceding the earlier of (a) the year in which the termination date occurred, or (b) the year, if any, in which occurred the first Change of Control occurring after the effective d of this Amended Agreement, and that firm’s successor or successors; unless that firm is unable or unwilling to serve and perform in the capacity contemplated by this Amended Agreement, in which case Nordson must select another accounting firm that (i) is of recognized regional or national standing and (ii) is not then the independent auditors for Nordson or any affiliated corporation.

C.2 Sections 280G, 409A, and 4999. Each of the terms “Section 280G,” “Section 409A,” and “Section 4999,” respectively, means that numbered section of the Internal Revenue Code. References in the Agreement to any of these sections are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to that specific section by the U.S. Department of Treasury or the Internal Revenue Service.

EXHIBIT B:
Compensation and Employment Benefit Plans

1.	The Amended and Restated Nordson Corporation 2004 Management Incentive Compensation Plan

2.	The Amended and Restated Nordson Corporation 2004 Long-Term Performance Plan

3.	The Nordson Corporation Salaried Employees Pension Plan

4.	The Nordson Corporation Deferred Compensation Plan

5.	The 2005 Nordson Corporation Deferred Compensation Plan

6.	The Amended and Restated Nordson Corporation 2005 Deferred Compensation Plan

7.	The Nordson Corporation Excess Defined Contribution Benefit Plan

8.	The 2005 Nordson Corporation Excess Defined Contribution Benefit Plan

9.	The Amended and Restated 2005 Supplemental Executive Retirement Plan (Defined Contribution)

10. The Nordson Corporation Excess Defined Benefit Pension Plan

11.	The 2005 Nordson Corporation Excess Defined Benefit Pension Plan

12.	The Amended and Restated 2005 Supplemental Executive Retirement Plan (Defined Benefit)

11. The Nordson Corporation Employees’ Savings Trust Plan (NEST)

12.	The Nordson Corporation Salaried Employees’ Health Care Plan

13.	The Nordson Corporation Prescription Drug and Dental Plans

14.	The Nordson Corporation Short Term and Long Term Disability Plans

15.	The Nordson Corporation Group Life Insurance Plan-Salaried

16.	The Nordson Corporation Group Travel Accident Plan

17.	Nordson Corporation’s Car Allowance Plan

18.	Nordson Corporation’s policy of reimbursement for club dues, airline travel clubs, and the like

19.	Nordson Corporation’s policies regarding vacation, holidays, and paid time off.

Exhibit C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into on this 13 day of November 1988, by and between NORDSON CORPORATION, an Ohio corporation (the “Company”), and EDWARD P. CAMPBELL (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is an executive and key employee of the Company, has fully and ably discharged his responsibilities and duties in his service to the Company to date, and is now serving the Company as President and Chief Executive Officer;

WHEREAS, the Company desires to assure itself of continuity of management in the event of any threatened or actual Change in Control (as hereafter defined);

WHEREAS, the Company desires to provide inducements for Employee not to engage in activity competitive with the Company;

WHEREAS, the Company desires to assure itself, in the event of any threatened or actual Change in Control, of the continued performance of services by Employee on an objective and impartial basis and without distraction by concern for his employment status and security;

WHEREAS, Employee is willing to continue in the employ of the Company but desires assurance that his responsibilities and status as an executive of the Company will not be adversely affected by any threatened or actual Change in Control;

NOW, THEREFORE, the Company and Employee agree as follows:

1. Operation of Agreement. This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until there has been a Change in Control while Employee is in the employ of the Company. For purposes of this Agreement, a Change in Control shall have occurred if at any time any of the following events occurs:

(a) a report is filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(b) the Company files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 5(f) of Schedule 14A thereunder that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

(c) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately prior to such merger or consolidation;

(d) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

(e) during any period of 24 consecutive months, individuals who were Directors of the Company at the beginning of such period cease to constitute at least a majority of the Company’s Board of Directors (the “Board”) unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such 24 month period.

The first date on which a Change in Control occurs is referred to herein as the “Change in Control Date.” Upon the occurrence of a Change in Control while Employee is in the employ of the Company, this Agreement shall become immediately operative subject, however, to the provisions of Section 2, below.

2. Possible “undoing” of a Change in Control. If a report is filed with the SEC disclosing that a person (the “Acquiror”) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the company’s outstanding securities and, as a result of that filing, a Change in Control, as defined in Paragraph 1(a), above, occurs, while Employee is in the employ of the Company, then, as provided in Paragraph 1, above, this Agreement will become immediately operative. However, if:

(a) a Change in Control as described in Paragraph 1(a) occurs while Employee is in the employ of the Company;

(b) the Acquiror subsequently transfers or otherwise disposes of sufficient securities of the Company in one or more transactions, to a person or persons other than affiliates of the Acquiror or any persons with whom the Acquiror has agreed to act together for the purpose of acquiring, holding, voting or disposing of securities of the Company, so that, after such transfer or other disposition, the Acquiror is no longer the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities;

(c) at the time of the subsequent transfer or disposition that reduced the Acquiror’s holdings to less than 10% as provided in (b), immediately above, no other event constituting a Change in Control had occurred; and

(d) at the time of the subsequent transfer or other disposition that reduced the Acquiror’s holdings to less than 10%, Employee’s employment with the Company had not been terminated by the Company without cause or by Employee for good reason, then, for all purposes of this Agreement, the filing of the report constituting a Change in Control under Paragraph 1(a) shall be treated as if it had not occurred and this Agreement shall return to the status it had immediately before the filing of the report constituting a Change in Control under Paragraph 1(a). Accordingly, if and when a new Change in Control occurs, this Agreement will again become operative on the date of that new Change in Control.

3. Employment, Contract Period.

(a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue to employ Employee and Employee shall continue in the employ of the Company for the period specified in Paragraph 3(b) (the “Contract Period”), in the position and with the duties and responsibilities set forth in Paragraph 4.

(b) The Contract Period shall commence on the Change in Control Date and, subject only to the provisions of Paragraph 9 below, shall continue for a period of twenty-four months to the close of business on the day (the “Contract Expiration Date”) falling twenty-four months after the Change in Control Date.

4. Position, Duties, Responsibilities. At all times during the Contract Period, Employee shall:

(a) hold the same position with substantially the same duties and responsibilities as an executive of the Company as Employee held immediately before the Change in Control Date and those duties and responsibilities may be extended, from time to time during the Contract Period, by the Board with Employee’s consent;

(b) adhere to and implement the policies and directives promulgated, from time to time, by the Board;

(c) observe all Company policies applicable to executive personnel of the Company; and

(d) devote his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Company to generally the same extent as he has so devoted his business time, energy, and talent before the Change in Control Date, and neither directly nor indirectly render any business, commercial, or professional services to any other person, firm, or organization for compensation without the prior approval of the Board.

Nothing in this Agreement shall preclude Employee from devoting reasonable period of time to charitable and community activities or the management of his investment assets provided such activities do not materially interfere with the performance by Employee of his duties hereunder.

5. Compensation. For services actually rendered by Employee on behalf of the Company during the Contract Period as contemplated by this Agreement the Company shall pay to Employee a base salary, annual bonus and stock options (together referred to as “Total Compensation”) as follows:

(a) base salary at a rate equal to the highest of (i) the rate in effect immediately before the Change in Control date, (ii) the rate in effect exactly two years before the Change in Control Date, or (iii) such greater rate as the Company may determine. The base salary shall be paid to Employee in the same increments and on the same schedule each month as in effect immediately before the Effective Date;

(b) an annual bonus under the 1995 Management Incentive Compensation Plan as amended, or any substitute therefore, (“Bonus Plan”) equal to the highest of (i) the amount calculated using the Bonus Plan in effect immediately before the Change in Control Date, (ii) the amount calculated using the Bonus Plan in effect exactly two years before the Change of Control Date, or (iii) such greater amount as the Company may determine. The annual bonus shall be paid to the Employee not later than the first payroll date in January following the plan year for which the bonus was earned;

(c) stock options shall be granted annually at such times, under such terms and conditions, and in such amounts, as to be no less valuable than the greater value of (i) stock options granted immediately before the Change in Control Date, (ii) stock options granted two years before the Change in Control Date, and (iii) such greater value as the Company may determine.

6. Vacation, Holidays and Sick Leave. Employee will be entitled to such periods of vacation, holidays and sick leave allowance each year as are determined by the Company’s policies relevant to vacation, holidays and sick pay for executive personnel as in effect immediately before the Change in Control Date or as may be increased from time to time thereafter. Neither vacation time nor sick leave allowance will be accumulated from year to year.

7. Other Company Plans, Benefits, and Perquisites. During the Contract Period Employee shall continue to be entitled to participate in every employee benefit plan, incentive plan or arrangement (“Plan”) that is generally available to executive personnel of the Company immediately before the Change in Control Date or that is specifically extended to Employee by the Company before the Change in Control Date, whether or not Employee is eligible to participate in such Plan on the date of this Agreement. Employee’s participation in and benefits under any such Plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan or arrangement as in effect immediately before the Change in Control Date, which terms and conditions shall not be amended during the Contract Period unless the benefits to Employee are at least as great under the Plan as amended (or under a substitute Plan) as were the benefits under the Plan as in effect immediately before the Change in Control Date. Specific Plans of the Company to which Employee is entitled to benefits include, but are not limited to, the Plans (or any substitute Plan) listed on Exhibit A hereto.

The Company will also provide Employee with such perquisites during the Contract Period as the Company customarily provided to similarly situated executive personnel in the period immediately before the Change in Control Date.

8. Additional Benefit. If a Change in Control occurs and this Agreement becomes operative and thereafter Employee’s employment is terminated by the Company without cause or by Employee for good reason, whether such termination occurs before, on, or after the Contract Expiration Date, the Company shall pay and provide benefits to or with respect to Employee in such amounts and at such times so that the aggregate benefits payable to or with respect to Employee under the Salaried Plan and the Excess Benefit Plans will be equal to the aggregate benefits that would have been paid to or with respect to Employee under the Salaried Plan and the Excess Benefit Plans if Employee were exactly five years older than his actual age and his credit under the Salaried Plan and the Excess Benefit Plans were equal to the greater of his actual service or the amount of service he is deemed to have under paragraph 12(a)(iv), below. If Employee’s employment is terminated after a Change in Control by the Company without cause or by Employee for good reason and Employee is entitled to additional benefits by virtue of the additional five years of deemed age provided for in this Paragraph 8, then the Company shall directly provide such benefits to Employee in the same manner as additional benefits are to be provided to Employee under paragraph 12(a), below.

9. Priority of Paragraphs 2 Over 8. Paragraph 2 of this Agreement shall take precedence over Paragraph 8 of this Agreement so that if a Change in Control occurs and is subsequently undone under Paragraph 2 of this Agreement, Employee will thereafter have no rights under Paragraph 8 of this Agreement unless and until a further Change in Control occurs.

10. Effect of Disability. If during the Contract Period and before his employment hereunder is otherwise terminated, Employee becomes disabled to such an extent that he is prevented from performing his duties hereunder by reason of physical or mental incapacity: (a) he shall be entitled to disability and other benefits at least equal to those that would have been available to him had the Company continued, throughout the period of Employee’s disability, all of its programs, benefits, and policies with respect to disabled employees that were in effect immediately before the Change in Control; and (b) if he recovers from his disability before the end of the Contract Period he shall be reinstated as an active employee for the remainder of the Contract Period under and subject to all of the terms of this Agreement including, without limitation, the Company’s right to terminate Employee with or without cause under Paragraph 11(b).

11. Termination Following a Change in Control. Following a Change in Control:

(a) Employee’s employment hereunder will terminate without further notice upon the death of Employee;

(b) The Company may terminate Employee’s employment hereunder effective immediately upon giving notice of such termination:

(i) for “cause,” (A) if Employee commits an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving the Company’s business or (B) if Employee breaches his agreement with respect to the time to be devoted to the business of the Company set forth in Paragraph 3(d) hereof and fails to cure such breach within 30 days of receipt of written notice of such breach from the Board; or

(ii) without cause at any time; and

(c) Employee may terminate his employment hereunder effective immediately upon giving of notice of such termination or retirement:

(i) without cause at any time; or

(ii) for “good reason,” which, for purposes of this Agreement shall mean notice by the Employee to the Company of the occurrence of any of the following:

(A) any reduction in base salary or position or any material reduction in responsibilities or duties contemplated for Employee under this Agreement or any material reduction in the aggregate of employee benefits, perquisites, or fringe benefits contemplated for Employee under this Agreement, provided that any particular reduction described in this clause (A) shall constitute “good reason” only if Employee terminates his employment within six months of the date of the reduction; or

(B) any good faith determination by Employee that, as a result of fundamental differences of opinion between Employee and the Board as to the goals of the Company, Employee is unable to carry out the responsibilities and duties contemplated for Employee under this Agreement, provided that any determination by Employee described in this clause (B) shall constitute “good reason” only if Employee terminates his employment within six months of the Change in Control Date.

12. Severance Compensation.

(a) If, before the Contract Expiration Date, Employee’s employment is terminated by the Company without cause or by Employee for good reason, then, except as provided in Paragraph 12(b), 12(c), or 12(d), the Company shall pay and provide to Employee the following compensation and benefits through the last to occur of (x) the expiration of twenty-four months after the effective date of the termination, and (y) the Contract Expiration Date (such last-to-occur date is hereinafter referred to as the “Severance Benefits Termination Date”):

(i) Base Salary and Annual Bonus at the highest rate payable to Employee during the Contract Period, to be paid at the times provided in Paragraph 5 hereof;

(ii) in lieu of the opportunity to receive stock option grants during the period from the effective date of termination through the Severance Benefits Termination Date, the Company will pay to Employee an amount in cash equal to the product of (A) the aggregate value of the stock options granted to Employee with Respect to the fiscal year ended immediately prior to the Change in Control and (B) a fraction, the numerator of which is the number of days from the effective date of termination through the Severance Benefits Termination Date and the denominator of which is 365; for this purpose, the value of the stock options will be determined using the Black-Scholes option price model;

(iii) coverage under the Company’s medical, dental, insurance, short-term disability, long-term disability plans, and other Plans, as listed on Exhibit A, Items 7 through 14 (provided that he became eligible to participate therein prior to the date his employment is terminated), each as in effect on the Change in Control Date (or, if subsequently amended to increase benefits to Employee or his dependents, as so amended) and each as if Employee’s employment had continued through the Severance Benefits Termination Date; and

(iv) coverage and service credit under the Salaried Plan and the Excess Benefit Plans maintained in connection with the Salaried Plan under which he is eligible to participate so that the aggregate benefits payable to or with respect to the Employee under the Salaried Plan and the Excess Benefit Plan will be equal to the aggregate benefits that would have been paid to or with respect to Employee under the Salaried Plan and the Excess Benefit Plans if Employee’s employment had continued through the Severance Benefits Termination Date.

If any of the benefits to be provided under the Company’s Plans cannot be provided through that Plan to Employee following termination of his employment, the Company shall directly provide the full equivalent of such benefits to Employee. For example, since it is not possible to provide additional service credit directly through the Salaried Plan, if Employee becomes entitled to an additional 18 months of service credit under the Salaried plan pursuant to (iv) above, the Company will be required to pay to Employee, from its general assets, on each date on which Employee receives a payment from the Salaried Plan, a supplemental payment equal to the amount by which that particular payment under the Salaried Plan would have been increased if Employee’s total service credit under the Salaried Plan were 18 months greater than is actually the case by reason of this Agreement. In addition, if in these circumstances any payments become due under the Salaried Plan with respect to Employee following his death, the Company will be obligated to make similar supplemental payments with respect to Employee on the dates on which payments are made with respect to Employee under the Salaried Plan.

Furthermore, the provisions of this Agreement shall not affect the validity or enforceability of any other agreement between the Company and Employee, and the benefits provided under this Agreement shall be additive to any other benefits promised to Employee under such other agreement. Moreover, this Agreement shall not operate to negate any other assurances provided to Employee.

(b) If Employee becomes entitled to compensation and benefits pursuant to Paragraph 12(a) he shall use reasonable efforts to seek other employment, provided, however, that he shall not be required to accept a position of less importance and dignity or of substantially different character than of his position with the Company or a position that would require Employee to engage in activity in violation of Employee’s agreement with respect to noncompetition set forth in Paragraph 14 hereof nor shall he be required to accept a position outside the greater Cleveland area. The Company’s obligations under item (i) and (ii) of Paragraph 12(a) will be offset by payments and benefits received by Employee from another employer to the following extent:

(i) The Company’s obligation to pay any particular installment of base salary following Employee’s termination will be offset, on a dollar for dollar basis, by any cash compensation received by Employee from another employer before the date on which the installment of base salary is payable by the Company.

(ii) To the extent that Employee is provided medical, dental, or short-term or long-term disability income protection benefits by another employer during any period, the Company will be relieved of its obligation to provide such benefits to Employee. For example, if a new employer provides Employee with a medical benefits plan that pays $500.00 for a specific claim made by Employee and the Company’s medical insurance plan would have paid $750.00 for that claim, then the Company will be obligated to pay Employee $250.00 with respect to that claim.

Other than as provided in this Paragraph 12(b) Employee shall have no duty to mitigate the amount of any payment or benefit provided for in this Agreement.

(c) If during any period in which Employee is entitled to payments or benefits from the Company under Paragraph 12(a):

(i) Employee materially and willfully breaches his agreement with respect to confidential information set forth in Paragraph 13 hereof and such breach directly causes the Company substantial and demonstrable damage; or

(ii) Employee materially and wilfully breaches his agreement with respect to noncompetition set forth in Paragraph 14 hereof and such breach directly causes the Company substantial and demonstrable damage;

then the Company will be relieved of its obligations under paragraph 12(a) hereof as of the first day of the month immediately following the date of such material breach.

(d) If Employee dies on or before the Severance Benefits Termination Date and immediately before his death he is entitled to payments or benefits from the Company under Paragraph 12(a), the Company will be relieved of its obligations under item (i) of Paragraph 12(a) as of the first day of the month immediately following the month in which Employee dies and thereafter the Company will provide to Employee’s beneficiaries and dependents salary continuation payments, benefits under the Excess Benefits Plan (as supplemented by item (iii) of Paragraph 12(a), and continuing medical and dental benefits to the same extent (subject to reduction for payments or benefits from a new employer under paragraph 12(b) as if Employee’s death had occurred while Employee was in the active employ of the Company.

13. Confidential Information. Employee agrees that he will not, during the term of the Agreement or at any time thereafter, either directly or indirectly, disclose or make known to any person, firm, or corporation any confidential information, trade secret, or proprietary information of the Company that Employee may acquire in the performance of Employee’s duties hereunder. Upon the termination of Employee’s employment with the Company, Employee agrees to deliver forthwith to the Company any and all literature, documents, correspondence, and other materials and records furnished to or acquired by Employee during the course of such employment.

14. Noncompetition. During any period in which Employee is receiving Total Compensation under this Agreement (whether during the Contract Period pursuant to Paragraph 5 or following termination pursuant to Paragraph 12(a), Employee shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business engaged to a material extent in direct competition with the Company in any market in any line of business engaged in by the Company during the Contract period. If Employee delivers to the Company a written waiver of his right to receive any further compensation or benefits pursuant to Paragraph 12(a), if agreed to by the Company in writing, he shall be released, effective as of the date of agreement by the Company, from the post-termination noncompetition covenant contained in this Paragraph 14.

15. Costs of Enforcement. The Company shall pay and be solely responsible for any and all costs and expenses (including attorneys’ fees) incurred by Employee in seeking to enforce the Company’s obligations under this Agreement unless and to the extent a court of competent jurisdiction determines that the Company was relieved of those obligations because (a) the Company terminated Employee for cause (as determined under Paragraph 11(b)(i) hereof), (b) Employee voluntarily terminated his employment other than for good reason (as determined under Paragraph 11(c)(ii) hereof), or (c) Employee materially and willfully breached his agreement not to compete with the Company or his agreement with respect to confidential information and such breach directly caused substantial and demonstrable damage to the Company. The Company shall forthwith pay directly or reimburse Employee for any and all such costs and expenses upon presentation by Employee or by counsel selected from time to time by Employee of a statement or statements prepared by Employee or by such counsel of the amount of such costs and expenses. If and to the extent a court of competent jurisdiction renders a final binding judgment determining that the Company was relieved of its obligations for any of the reasons set forth in (a), (b) or (c) above, Employee shall repay the amount of such payments or reimbursements to the Company. In addition to the payment and reimbursement of expenses of enforcement provided for in this Paragraph 15, the Company shall pay to Employee in cash, as and when the Company makes any payment on behalf of, or reimbursement to, Employee, an additional amount sufficient to pay all federal, state, and local taxes (whether income taxes or other taxes) incurred by Employee as a result of (x) payment of the expense or receipt of the reimbursement, and (y) receipt of the additional cash payment. The Company shall also pay to Employee interest (calculated at the Base Rate from time to time in effect at National City Bank, Cleveland, Ohio, compounded monthly) on any payments or benefits that are paid or provided to Employee later than the date on which due under the terms of this Agreement.

16. Employee Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or Employee to have Employee remain in the employ of the Company before any Change in Control and Employee shall have no rights under this Agreement if his employment with the Company is terminated for any reason or for no reason before any Change in Control. Nothing expressed or implied in this Agreement shall create any duty on the part of the Company to continue in effect, or continue to provide to Employee, any plan or benefit unless and until a Change in Control occurs. If, before a Change in Control, the Company ceases to provide any plan or benefit to Employee, nothing in this Agreement shall be construed to require the Company to reinstitute that plan or benefit to Employee upon the later occurrence of a Change in Control.

17. Notices. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (Attention: President) at its principal executive office and to Employee at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. Assignment, Binding effect.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company and the Company’s successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) This Agreement shall be binding upon Employee and this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee and his personal or legal representatives, executors, or administrators. No right, benefit, or interest of Employee hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation, or to execution, attachment, levy, or similar process; except that Employee may assign any right, benefit, or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit, or interest.

19. Invalid Provisions.

(a) Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.

(b) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable, the parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provision held invalid or unenforceable.

20. Modification. No modification, amendment, or waiver of any of the provisions of the Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties.

21. Waiver of Breach. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement in accordance with the terms hereof.

22. Governing Law. This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Ohio.

23. Gross-Up of Payments Deemed to be Excess Parachute Payments.

(a) The Company and Employee acknowledge that, following a Change of Control, one or more payments or distributions to be made by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by the Company for Federal income tax purposes and with respect to which Employee will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”). If Employee’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Paragraph 23, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to the Company and to Employee within 30 days after the date on which Employee’s employment with the Company terminates or such earlier time as is requested by the Company. The Company and Employee shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. The Company shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Paragraph 23.

(b)  If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Company shall make additional cash payments to Employee, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Employee, in such amounts as are necessary to put Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

(c) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, the Company shall make further additional cash payments to Employee not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

(d) If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Employee shall, upon receipt from the Company of an unconditional written undertaking to indemnify and hold Employee harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company’s sole expense. Nothing in this Paragraph 23(d) shall require Employee to incur any expense other than expenses with respect to which the Company has paid to Employee sufficient sums so that after the payment of the expense by Employee and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon Employee as a result of his receipt of that payment, the net effect is no cost to Employee. Nothing in this Paragraph 23(d) shall require Employee to extend the statute of limitations with respect to any item or issue in his tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Employee receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Employee shall promptly pay to the Company such amount as will leave Employee, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.

(e) For purposes of this Paragraph 23, the term “Accounting Firm” means the independent auditors of the Company for the fiscal year preceding the year in which the earlier of (i) the date of termination of Employee’s employment with the Company, or (ii) the year, if any, in which occurred the first Change of Control occurring after the date of this Agreement, and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, the Company shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act).

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

NORDSON CORPORATION

By:
Thomas L. Moorhead
Title: Vice President, Law and
Assistant Secretary

Employee:

Edward P. Campbell

EXHIBIT A
COMPANY PLANS

1.	The Nordson Corporation 1995 Management Incentive Compensation Plan;

2. The Nordson Corporation 1993 Long-Term Performance Plan;

3. The Nordson Corporation Salaried Employees Pension Plan (the “Salaried Plan”);

4. Nordson Corporation Officers’ Deferred Compensation Plan;

5.	The Nordson Corporation Excess Defined Benefit Pension Plan and the Excess Defined Contribution Retirement Plan (the “Excess Benefit Plans”);

6. The Nordson Corporation Employees’ Savings Trust Plan (NEST);

7. The Nordson Corporation Non-Union Employees Stock Ownership Plan;

8. The Nordson Corporation Salaried Employees’ Health Plan;

9. The Nordson Corporation Prescription Drug Plan;

10. The Nordson Corporation Short Term and Long Term Disability Plans;

11. The Nordson Corporation Employees’ Dental Expense Plan;

12. The Nordson Corporation Group Life Insurance Plan-Salaried;

13. The Nordson Corporation Group Travel Accident Plan;

14. The Company’s car allowance Plan;

15. Nordson’s policy of reimbursement for club dues, airline travel clubs, and the like.